Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RECORD FIRST QUARTER RESULTS

First Quarter Year-over-year Highlights:

•	Operating profit increased 19.5% to approximately $2.0 billion

•	Adjusted EPS increased 22.5% to $1.02, while GAAP diluted EPS from continuing operations increased 23.3% to $0.95

•	Retail Pharmacy Segment same store prescription volumes increased 2.1% on a 30-day equivalent basis

•	Retail Pharmacy Segment same store sales increased 1.4%

•	Generated free cash flow of $1.8 billion; cash flow from operations of $2.2 billion

2014 Guidance Confirmed:

•	Confirmed full-year Adjusted EPS range of $4.36 to $4.50 and GAAP diluted EPS from continuing operations range to $4.09 to $4.23

•	Provided second quarter Adjusted EPS guidance of $1.08 to $1.11 and GAAP diluted EPS from continuing operations guidance of $1.01 to $1.04

•	Confirmed full year free cash flow at $5.5 to $5.8 billion; cash flow from operations at $7.0 to $7.3 billion

WOONSOCKET, RHODE ISLAND, May 2, 2014 - CVS Caremark Corporation (NYSE: CVS) today announced operating results for the three months ended March 31, 2014.

Revenues

Net revenues for the three months ended March 31, 2014, increased 6.3%, or approximately $1.9 billion, to $32.7 billion compared to the three months ended March 31, 2013.

Revenues in the Pharmacy Services Segment increased 10.3%, or $1.9 billion, to $20.2 billion in the three months ended March 31, 2014. The increase was primarily driven by growth in our specialty pharmacy business, including the acquisition of Coram, as well as drug cost inflation, new clients and new products. Pharmacy network claims processed during the three months ended March 31, 2014 increased 0.4% to 208.0 million, compared to 207.1 million in the first quarter of last year. The increase in the pharmacy network claim volume was primarily due to new client starts. Mail choice claims processed during the three months ended March 31, 2014, decreased 3.6% to 19.8 million, compared to 20.5 million in the prior year. The decrease in mail choice claims was driven by a decline in traditional mail volumes, which was partially offset by growth in our Maintenance Choice program.

Revenues in the Retail Pharmacy Segment increased 2.7%, or $441 million, to $16.5 billion in the three months ended March 31, 2014. Same store sales increased 1.4% versus the first quarter of last year, with pharmacy same store sales up 3.8% and front store same store sales down 3.8%. Pharmacy same store prescription volumes rose 2.1% on a 30-day equivalent basis. Both front store same store sales and pharmacy same store sales were negatively impacted by a weaker flu season in the three months ended March 31, 2014 and severe weather across much of the United States, compared to the prior year. The Company estimates that the extreme weather experienced this year along with the comparison against last year's strong flu season resulted in a negative impact to pharmacy same store prescription volumes of 180 to 200 basis points. Front store same store sales were also negatively impacted by approximately 80 basis points from the shift of Easter from March in 2013 to April in 2014, as well as softer customer traffic. The Company estimates that the extreme weather experienced this year along with the comparison against last year's strong flu season resulted in a negative impact of 140 to 160 basis points to front store same store sales. Despite the decline in front store same store sales, front store basket size improved modestly while front store margins improved notably during the quarter. The increase in total same store sales was primarily driven by the growth of prescription volumes and brand name drug cost inflation. Pharmacy same store sales include a negative impact of approximately 120 basis points from recent generic drug introductions.

For the three months ended March 31, 2014, the generic dispensing rate increased approximately 190 basis points in the Pharmacy Services Segment, to 82.4%, and approximately 170 basis points in the Retail Pharmacy Segment, to 82.9%, compared to the prior year.

Net Income

Net income for the three months ended March 31, 2014, increased 18.3%, or approximately $175 million, to $1.1 billion, compared with approximately $1.0 billion during the three months ended March 31, 2013. The Pharmacy Services and Retail Pharmacy segments both benefited from the impact of increased generic drugs dispensed and slower growth in expenses. Net income was also positively impacted by rebate improvement in the Pharmacy Services Segment and an increase in front store gross margins in the Retail Pharmacy Segment. Adjusted earnings per share (Adjusted EPS) for the three months ended March 31, 2014 and 2013, was $1.02 and $0.83, respectively, an increase of 22.5%. Adjusted EPS in the three months ended March 31, excludes $131 million and $122 million in 2014 and 2013, respectively, of intangible asset amortization related to acquisition activity. GAAP earnings per diluted share for the three months ended March 31, 2014 and 2013, was $0.95 and $0.77, respectively, an increase of 23.3%.

President and Chief Executive Officer Larry Merlo stated, “We once again posted a very strong quarter, with solid results across the enterprise. Adjusted EPS increased 22.5%, to $1.02, which was a penny below our expectations primarily due to the significant amount of unforeseen weather-related issues we experienced throughout the quarter. I’m particularly pleased with the exceptional growth in the PBM, especially the growth of the specialty pharmacy business. Additionally, with the substantial amount of free cash we generated during the quarter, we remain confident in our ability to achieve our 2014 goals.”

Guidance

The Company confirmed its earnings guidance range for the full year 2014. The Company expects to deliver Adjusted EPS of $4.36 to $4.50 and GAAP diluted EPS from continuing operations of $4.09 to $4.23 in 2014. The Company also continues to expect to deliver 2014 free cash flow of $5.5 billion to $5.8 billion, and 2014 cash flow from operations guidance of $7.0 billion to $7.3 billion. The Company expects to deliver Adjusted EPS of $1.08 to $1.11 and GAAP diluted EPS from continuing operations of $1.01 to $1.04 in the second quarter of 2014.

Real Estate Program

During the three months ended March 31, 2014, the Company opened 22 new retail drugstores, and closed seven retail drugstores, one specialty retail pharmacy and one infusion branch. In addition, the Company relocated nine retail drugstores. As of March 31, 2014, the Company operated 7,829 locations in 47 states, the District of Columbia, Puerto Rico and Brazil. These locations included 7,675 retail drugstores, 17 onsite pharmacies, 24 retail specialty pharmacy stores, 11 specialty mail order pharmacies, four mail service dispensing pharmacies, and 84 branches and six centers of excellence for infusion and enteral services.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at http://info.cvscaremark.com/investors. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Caremark is dedicated to helping people on their path to better health as the largest integrated pharmacy company in the United States. Through the Company’s more than 7,600 retail pharmacy stores; its leading pharmacy benefit manager serving nearly 64 million plan members; and its retail health clinic system, the largest in the nation with more than 800 MinuteClinic® locations, it is a market leader in mail order, retail and specialty pharmacy, retail clinics, and Medicare Part D Prescription Drug Plans. As a pharmacy innovation company, CVS Caremark continually strives to improve health and lower costs by developing new approaches such as its unique Pharmacy Advisor® program that helps people with chronic diseases such as diabetes obtain and stay on their medications. Find more information about CVS Caremark at http://info.cvscaremark.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled "Cautionary Statement Concerning Forward-Looking Statements" in our most recently filed Quarterly Report on Form 10-Q.

— Tables Follow —

CVS CAREMARK CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2014	2013

Net revenues	$32,689	$30,751
Cost of revenues	26,747	25,174
Gross profit	5,942	5,577
Operating expenses	3,918	3,883
Operating profit	2,024	1,694
Interest expense, net	158	126
Income before income tax provision	1,866	1,568
Income tax provision	737	614
Net income	$1,129	$954

Net income per share:
Basic	$0.96	$0.77
Diluted	$0.95	$0.77
Weighted average shares outstanding:
Basic	1,180	1,232
Diluted	1,190	1,241
Dividends declared per share	$0.275	$0.225

CVS CAREMARK CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
In millions, except per share amounts	2014	2013
Assets:
Cash and cash equivalents	$2,766	$4,089
Short-term investments	82	88
Accounts receivable, net	9,086	8,729
Inventories	11,188	11,045
Deferred income taxes	929	902
Other current assets	409	472
Total current assets	24,460	25,325
Property and equipment, net	8,676	8,615
Goodwill	28,139	26,542
Intangible assets, net	9,986	9,529
Other assets	1,561	1,515
Total assets	$72,822	$71,526

Liabilities:
Accounts payable	$5,638	$5,548
Claims and discounts payable	4,878	4,548
Accrued expenses	5,132	4,768
Current portion of long-term debt	565	561
Total current liabilities	16,213	15,425
Long-term debt	12,845	12,841
Deferred income taxes	4,053	3,901
Other long-term liabilities	1,499	1,421
Commitments and contingencies	—	—

Shareholders’ equity:
CVS Caremark shareholders' equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,684 shares issued and
1,173 shares outstanding at March 31, 2014 and 1,680 shares issued and 1,180
shares outstanding at December 31, 2013	17	17
Treasury stock, at cost: 510 shares at March 31, 2014 and 500 shares at
December 31, 2013	(20,919)	(20,169)
Shares held in trust: 1 share at March 31, 2014 and December 31, 2013	(31)	(31)
Capital surplus	29,985	29,777
Retained earnings	29,297	28,493
Accumulated other comprehensive loss	(139)	(149)
Total CVS Caremark shareholders’ equity	38,210	37,938
Noncontrolling interest	2	—
Total shareholders' equity	38,212	37,938
Total liabilities and shareholders’ equity	$72,822	$71,526

CVS CAREMARK CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2014	2013
Cash flows from operating activities:
Cash receipts from customers	$30,505	$28,018
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(23,966)	(22,270)
Cash paid to other suppliers and employees	(4,196)	(3,889)
Interest received	3	1
Interest paid	(104)	(104)
Income taxes paid	(70)	(116)
Net cash provided by operating activities	2,172	1,640

Cash flows from investing activities:
Purchases of property and equipment	(388)	(318)
Proceeds from sale-leaseback transactions	5	—
Proceeds from sale of property and equipment	5	5
Acquisitions (net of cash acquired) and other investments	(2,194)	(254)
Purchase of available-for-sale investments	(43)	—
Sale or maturity of available-for-sale investments	55	—
Net cash used in investing activities	(2,560)	(567)

Cash flows from financing activities:
Decrease in short-term debt	—	(390)
Dividends paid	(325)	(277)
Proceeds from exercise of stock options	154	150
Excess tax benefits from stock-based compensation	37	13
Repurchase of common stock	(801)	(393)
Net cash used in financing activities	(935)	(897)
Net increase (decrease) in cash and cash equivalents	(1,323)	176
Cash and cash equivalents at the beginning of the year	4,089	1,375
Cash and cash equivalents at the end of the year	$2,766	$1,551

Reconciliation of net income to net cash provided by operating activities:
Net income	$1,129	$954
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	477	502
Stock-based compensation	35	34
Deferred income taxes and other non-cash items	16	66
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(139)	(113)
Inventories	(64)	186
Other current assets	70	238
Other assets	(39)	(135)
Accounts payable and claims and discounts payable	339	(230)
Accrued expenses	362	114
Other long-term liabilities	(14)	24
Net cash provided by operating activities	$2,172	$1,640

Adjusted Earnings Per Share
(Unaudited)

For internal comparisons, management finds it useful to assess year-over-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision, divided by the weighted average diluted shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended March 31,
In millions, except per share amounts	2014	2013

Income before income tax provision	$1,866	$1,568
Amortization	131	122
Adjusted income before income tax provision	1,997	1,690
Adjusted income tax provision(1)	789	661
Adjusted net income	$1,208	$1,029

Weighted average diluted shares outstanding	1,190	1,241
Adjusted earnings per share	$1.02	$0.83

(1)	The adjusted income tax provision is computed using the effective income tax rate from the condensed consolidated statement of income.

Free Cash Flow
(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Three Months Ended March 31,
In millions	2014	2013

Net cash provided by operating activities	$2,172	$1,640
Subtract: Additions to property and equipment	(388)	(318)
Add: Proceeds from sale-leaseback transactions	5	—
Free cash flow	$1,789	$1,322

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy Segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
March 31, 2014:
Net revenues	$20,195	$16,480	$—	$(3,986)	$32,689
Gross profit	934	5,184	—	(176)	5,942
Operating profit (loss)	640	1,750	(190)	(176)	2,024
March 31, 2013:
Net revenues	18,311	16,039	—	(3,599)	30,751
Gross profit	768	4,947	—	(138)	5,577
Operating profit (loss)	499	1,532	(199)	(138)	1,694

(1)         Net revenues of the Pharmacy Services Segment include approximately $2.2 billion of retail co-payments for both of the three months ended March 31, 2014 and 2013.

(2)
Intersegment eliminations relate to two types of transaction: (i) Intersegment revenues that occur when Pharmacy Services Segment customers use Retail Pharmacy Segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a stand-alone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services Segment customers, through the Company's intersegment activities (such as the Maintenance Choice® program), elect to pick up their maintenance prescriptions at Retail Pharmacy Segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. The following amounts are eliminated in consolidation in connection with the item (ii) intersegment activity above: net revenues of $1.1 billion and $939 million for the three months ended March 31, 2014 and 2013, respectively; and gross profit and operating profit of $176 million and $138 million for the three months ended March 31, 2014 and 2013, respectively.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended March 31,
In millions	2014	2013

Net revenues	$20,195	$18,311
Gross profit	934	768
Gross profit % of net revenues	4.6%	4.2%
Operating expenses	294	269
Operating expense % of net revenues	1.5%	1.5%
Operating profit	640	499
Operating profit % of net revenues	3.2%	2.7%
Net revenues(1):
Mail choice(2)	$6,834	$5,869
Pharmacy network(3)	13,302	12,392
Other	59	50
Pharmacy claims processed(1):
Total	227.8	227.6
Mail choice(2)	19.8	20.5
Pharmacy network(3)	208.0	207.1
Generic dispensing rate(1):
Total	82.4%	80.5%
Mail choice(2)	78.0%	75.4%
Pharmacy network(3)	82.8%	81.0%
Mail choice penetration rate	21.2%	22.1%

(1)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.

(2)	Mail choice is defined as claims filled at a Pharmacy Services mail facility, which include specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.

(3)	Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores, but excluding Maintenance Choice activity.

Supplemental Information
(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment’s performance for the respective periods:

	Three Months Ended March 31,
In millions	2014	2013

Net revenues	$16,480	$16,039
Gross profit	5,184	4,947
Gross profit % of net revenues	31.5%	30.8%
Operating expenses	3,434	3,415
Operating expense % of net revenues	20.8%	21.3%
Operating profit	1,750	1,532
Operating profit % of net revenues	10.6%	9.6%
Retail prescriptions filled (90 Day = 3 Rx) (1)	227.1	221.1
Net revenue increase:
Total	2.7%	0.1%
Pharmacy	5.1%	(1.1)%
Front store	(2.4)%	3.1%
Total prescription volume (90 Day = 3 Rx) (1)	2.7%	5.5%
Same store increase (decrease):
Total sales	1.4%	(1.2)%
Pharmacy sales	3.8%	(2.3)%
Front store sales	(3.8)%	1.4%
Prescription volume (90 Day = 3 Rx) (1)	2.1%	4.6%
Generic dispensing rate	82.9%	81.2%
Pharmacy % of total revenues	70.5%	69.0%
Third party % of pharmacy revenue	98.3%	97.8%

(1)
Includes the adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal 30-day prescription.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-over-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

In millions, except per share amounts	Year Ending December 31, 2014

Income before income tax provision	$7,888	$8,137
Amortization	519	519
Adjusted income before income tax provision	8,407	8,656
Adjusted income tax provision(1)	3,292	3,381
Adjusted income from continuing operations	$5,115	$5,275

Weighted average diluted shares outstanding	1,172	1,172
Adjusted earnings per share from continuing operations	$4.36	$4.50

In millions, except per share amounts	Three Months Ending June 30, 2014

Income before income tax provision	$1,957	$2,027
Amortization	134	134
Adjusted income before income tax provision	2,091	2,161
Adjusted income tax provision(1)	826	854
Adjusted income from continuing operations	$1,265	$1,307

Weighted average diluted shares outstanding	1,174	1,174
Adjusted earnings per share from continuing operations	$1.08	$1.11

(1)	The adjusted income tax provision is computed using the effective income tax rate from the consolidated statement of income.

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-over-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

In millions	Year Ending December 31, 2014

Net cash provided by operating activities	$6,950	$7,250
Subtract: Additions to property and equipment	(2,100)	(2,000)
Add: Proceeds from sale-leaseback transactions	600	500
Free cash flow	$5,450	$5,750